Exhibit 99.1

Contango Oil & Gas Terminates Tax Benefit Preservation Plan

HOUSTON, November 21, 2018 (GLOBE NEWSWIRE) — Contango Oil & Gas Company (NYSE American: MCF) (“Contango” or the “Company”) today announced that its Board of Directors has terminated its previously adopted Net Operating Loss Stockholder Rights Plan (the “Rights Plan”) that it adopted on August 1, 2018. The Rights Plan, which was originally scheduled to expire on August 1, 2021, was designed to preserve certain net operating loss tax assets that could be used to offset future U.S. taxable income.

As previously announced, the Company recently completed a public offering of shares of its common stock for cash. As a result of the offering, the Company has likely triggered a limitation on its use of its current net operating losses to offset future U.S. taxable income.

“The Rights Plan served its intended purpose of preserving all options for Contango stockholders. The Board determined, however, that a capital raise was in the best interests of the Company and its stockholders, which negated the need to continue to administer the Rights Plan. We will continue to make decisions in the best interests of stockholders as insiders continue to be the largest stockholders in the Company,” said Wilkie S. Colyer, interim President and Chief Executive Officer of the Company.

About the Company

Contango Oil & Gas Company is a Houston, Texas based, independent energy company whose business is to maximize production from its shallow offshore Gulf of Mexico properties and onshore properties in Texas and Wyoming, and to use that cash flow to explore, develop, exploit, produce and acquire crude oil and natural gas properties in the Southern Delaware Basin of West Texas, in South Texas, in the Texas Gulf Coast and in the Rocky Mountain regions of the United States. Additional information is available on the Company’s website at http://www.contango.com.